Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI and United Steelworkers Reach Tentative Agreement

PITTSBURGH, PA—July 6, 2021—Allegheny Technologies Incorporated (NYSE: ATI) announced it has reached tentative agreement for its labor contract with the United Steelworkers (USW) covering approximately 1,300 represented employees located primarily within the Advanced Alloys & Solutions segment operations for the term covering March 1, 2021 – February 28, 2025.

The tentative agreement is subject to ratification by USW members in the coming weeks. Once ratified, an orderly return to work process will begin.

“The efforts of both parties have resulted in a tentative agreement that rewards our hard-working employees and contributes to the long-term viability of ATI,” said Kim Fields, executive vice president of Advanced Alloys & Solutions and High Performance Materials & Components. “This enables stability for our employees, our customers, and our business.”

The agreement meets the objectives the company consistently stated throughout these negotiations, including controlling our exposure to future healthcare cost inflation. “We look forward to bringing our long-time employees back to work and working together to safely operate to deliver our commitments to customers,” said Fields.

The company remains on-track with its previously announced strategy to exit standard stainless sheet products.

Solving the World’s Challenges through Materials Science

ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

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